Flaherty & Crumrine Preferred Income Opportunity Fund ("PFO")

Exhibit 77 Q(2)

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended and Section 30(h) of the Investment Company Act 1940, as amended require each Fund's directors and executive officers, certain persons affiliated with Flaherty & Crumrine Incorporated and persons who beneficially own more than 10% of a registered class of each Fund's securities to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange and to furnish each Fund with copies of such forms they file.

Based solely upon its review of the copies of such forms received by it and written representations from certain of such persons, the Fund believes that during 2017 all transactions required to be reported were reported in a timely manner with the exception of the following: Bradford S. Stone, an officer of the Fund and an affiliated person of the Fund's investment adviser, failed to file a Form 5 in a timely manner.